Exhibit 10.19

FINAL VERSION

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is made and entered into as of April 7, 2014 (the “Agreement Date”), by and between MIDLAND STATES BANCORP, INC., an Illinois corporation (“Acquiror”), and ANDREW S. LOVE, an individual resident of the State of Missouri (the “Restricted Person,” and together with Acquiror, the “Parties”); provided, however, that this Agreement shall become effective only upon the date of consummation of the Merger (the “Effective Date”), and if the Merger Agreement is terminated prior to the Merger being consummated, this Agreement shall be null and void and the Parties shall have no further obligations hereunder.

RECITALS

A.                                    Pursuant to an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), among Acquiror, HB Acquisition LLC, a wholly-owned subsidiary of Acquiror (“Merger Sub”), and Love Savings Holding Company, a Missouri corporation (“LSHC”), Midland has agreed to acquire LSHC by means of a merger (the “Merger”) of LSHC with and into Merger Sub.

B.                                    The Restricted Person is a director and/or executive officer of LSHC and certain of its subsidiaries and has become familiar with the customers of and related customer information for LSHC and its subsidiaries, including Heartland Bank.

C.                                    The Restricted Person is a principal shareholder of LSHC and will, therefore, benefit substantially from the consideration paid by Acquiror to consummate the Merger.

D.                                    Acquiror would not have entered into the Merger Agreement and agreed to pay the cash and stock consideration to LSHC’s shareholders without the Restricted Person’s agreement to the terms of this Agreement, including the non-competition and non-solicitation covenants contained herein, and it is a condition to Acquiror’s obligations under the Merger Agreement that this Agreement be in full force and effect on the Effective Date.

E.                                    The Restricted Person believes it is in his best interest as well as the best interest of LSHC to consummate the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

AGREEMENTS

Section 1.                                          Payment.  In consideration of the Restricted Person’s covenants set forth in Section 3 and Section 4, Acquiror shall pay the Restricted Person during the Restricted Period (as defined in Section 3(a)) an annual payment of Two Hundred Fifty Thousand Dollars ($250,000), payable in equal monthly installments of Twenty Thousand Eight Hundred Thirty-Three Dollars ($20,833) each, in advance, with the first installment to be paid on the first Business Day (as defined in the Merger Agreement) of the first month immediately following the

Effective Date, together with such sum as is due for a partial month between the Effective Date and such first Business Day, with each additional installment to be paid on the first Business Day of each succeeding month through the end of the Restricted Period.  The Restricted Person agrees that he shall not be entitled to receive during the Restricted Period (provided the payments required by this Section 1 are made) any fees for any service as a director of Acquiror, provided, however, that the Restricted Person, if he is serving as a director of Acquiror, will be compensated for service, if any, on more than one (1) committee of the board of directors pursuant to the compensation policy of Acquiror for such committee service.

Section 2.                                          Confidentiality.  For purposes of this Agreement, “Confidential Information” shall mean records, files, documents, data, trade secrets and information that are not available to the public regarding Acquiror and its Affiliates, including information about LSHC and its subsidiaries that will become information regarding Acquiror after the Effective Date; provided, however, that such term shall not include any such records, files, documents, data, trade secrets or information that relate solely to the Non-Banking Business and other assets of LSHC that are subject to the Internal Restructuring and the Distribution (as such capitalized terms are defined in the Merger Agreement).  The Restricted Person acknowledges that the nature of the Restricted Person’s position with LSHC and its subsidiaries has given him access to Confidential Information.  The Restricted Person shall hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with the performance of his duties as a member of the board of directors of Acquiror, or the Confidential Information lawfully becomes available to the public from other sources, or the Restricted Person is authorized in writing by Acquiror to disclose it or the Restricted Person is required to disclose it by law. All Confidential Information that the Restricted Person prepares shall be the sole property of Acquiror.  The restrictions contained in this Section 2 shall extend to any personal computers or other electronic devices of the Restricted Person.  The Restricted Person shall promptly return all originals and copies of any Confidential Information to Acquiror if reasonably requested by Acquiror, except as retention may be required for purposes of income tax filings and as required by Applicable Law and Regulation.  Nothing in this Section 2 shall relate to information provided to, or documents or materials prepared by, the Restricted Person in his capacity as a director of Acquiror.

Section 3.                                          General Noncompetition and Nonsolicitation Covenants.

(a)                     The primary service area of Acquiror’s business extends separately to an area that encompasses a fifty (50)-mile radius from each banking and other office location of Acquiror and its Affiliates and a fifty (50)-mile radius from Acquiror’s main office in Effingham, Illinois (collectively, the “Restricted Area”).  As an essential ingredient and in consideration of this Agreement and the Merger Agreement, the Restricted Person shall not, for a period beginning with the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Restricted Period”), directly or indirectly compete with the business of Acquiror, including by doing any of the following (the “Restrictive Covenant”):

(i)                         engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend the Restricted Person’s name or any similar name to, lend the Restricted

Person’s credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity that owns or operates a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area;

(ii)                      directly or indirectly, for the Restricted Person or any Financial Institution:  (A) induce or attempt to induce any employee of Acquiror or its Affiliates to leave the employ of Acquiror or its Affiliates; (B) in any way interfere with the relationship between Acquiror or its Affiliates and any such employee; (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any such employee; or (D) induce or attempt to induce any customer, supplier, licensee or business relation of Acquiror or its Affiliates to cease doing business with Acquiror or its Affiliates or in any way interfere with the relationship between Acquiror or its Affiliates and any of their respective customers, suppliers, licensees or business relations; or

(iii)                   directly or indirectly, for the Restricted Person or any Financial Institution, solicit the business of any person or entity known to the Restricted Person to be a customer of Acquiror or its Affiliates where the Restricted Person had personal contact with such person or entity with respect to products, activities or services that compete in whole or in material part with the products, activities or services of Acquiror or its Affiliates.

(b)                     The foregoing Restrictive Covenant, and the the Restricted Person’s obligations pursuant to Section 4, shall not (i) prohibit the Restricted Person from directly or indirectly owning capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System that do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution or any entity described in Section 4, and (ii) be applicable in the event of the termination of this Agreement by Acquiror.

Section 4.                                          Specific Noncompetition Covenant.  Notwithstanding anything contained herein to the contrary, and in addition to the Restricted Person’s obligations pursuant to Section 3, during the Restricted Period, the Restricted Person shall not engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend the Restricted Person’s name or any similar name to, lend the Restricted Person’s credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity that owns or operates a business anywhere in the United States of America that competes with the business operations of Love Funding Corporation, a subsidiary of Heartland Bank, or Heartland Business Credit Corporation, also a subsidiary of Heartland Bank.

Section 5.                                          Nondisparagement.  From the Agreement Date until the later of (i) the end of the Restricted Period or (ii) such time as the Restricted Person no longer has a designee serving on Acquiror’s board of directors pursuant to Section 7.8(a) of the Merger Agreement, other than as may be necessary or appropriate in any adversarial proceeding or claim arising between LSHC and Acquiror under the Merger Agreement, between the LSHC Parties and Acquiror pursuant to the Indemnification Agreement to be delivered pursuant to Section 6.18 of the Merger Agreement or between the D&O Indemnified Parties and Acquiror with respect to the D&O Indemnified Parties seeking to enforce their rights under Section 7.12 of the Merger Agreement, the Restricted Person shall not engage in any vilification of Acquiror or any of its Affiliates, and the Restricted Person shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders or agents, including management style, methods of doing business, the quality of products and services, role in the community or treatment of employees.   Neither the Restricted Person nor Acquiror shall do anything that would damage the business reputation or goodwill of the other party or any of their respective Affiliates.

Section 6.                                          Remedies for Breach.  The Restricted Person has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Restricted Person acknowledges that the covenants contained herein are reasonable with respect to their duration, geographical area and scope.  The Restricted Person further acknowledges that he will receive substantial benefits from the Merger, the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of Acquiror, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Acquiror and its interests, that Acquiror would not have agreed to enter into this Agreement or the Merger Agreement without receiving the Restricted Person’s agreement to be bound by these restrictions and that such restrictions were a material inducement to Acquiror to enter into this Agreement and the Merger Agreement.  During the Restricted Period, Acquiror, after advance notice to the Restricted Person of its intentions, shall have the right to communicate the existence and provisions of this Agreement to any third party with whom the Restricted Person may seek or obtain future employment or other similar arrangement.  In addition, in the event of any violation or threatened violation of the restrictions contained in this Agreement, Acquiror, in addition to and not in limitation of, any other rights, remedies or damages available to Acquiror under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Restricted Person and any and all persons directly or indirectly acting for or with the Restricted Person, as the case may be.  If the Restricted Person violates the Restrictive Covenant and Acquiror brings legal action for injunctive or other relief, Acquiror shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant.  Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by the Restricted Person, as the date of such first violation is determined by judicial proceeding.

Section 7.                                          General Provisions.

(a)                     Indemnification.  The Restricted Person shall indemnify and hold harmless Acquiror and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising solely from or in connection with:  (i) any reckless or intentionally wrongful act of the Restricted Person; and (ii) any material breach by the Restricted Person of any of the terms of this Agreement. Acquiror shall indemnify and hold harmless the Restricted Person from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising solely from or in connection with (i) any reckless or intentionally wrongful act of Acquiror, its employees, directors and officers, and (ii) any material breach by Acquiror of any of the terms of this Agreement.

(b)                     Amendment.  Except as set forth explicitly herein, this Agreement may not be amended or modified except by written agreement signed by the Restricted Person and Acquiror.

(c)                      Affiliate.  For purposes of this Agreement, “Affiliate” means, with respect to Acquiror:  (i) any person or entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with Acquiror; and (ii) each person that serves as a director, officer, partner, executor or trustee of Acquiror or any of its Affiliates (or in a similar capacity).

(d)                     Successors and Assigns.  This Agreement is not assignable except that Acquiror’s rights, duties and obligations under this Agreement may be assigned to any of its subsidiaries.  The covenants, terms and provisions of this Agreement shall inure to the benefit of and be enforceable by both Parties and their respective successors, assigns and personal representatives.  Any attempted assignment of this Agreement in violation of this Section shall be null and void.

(e)                      Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral.

(f)                       Severability.  The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.  If any covenant or provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement.  Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

(g)                     Survival.  The provisions of Section 2 through Section 7 shall survive the expiration or termination of this Agreement for any reason.

(h)                     Governing Law; Choice of Venue and Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision that would cause the application of laws of any jurisdiction other than those of the State of Missouri, except to the extent that the federal laws of the United States apply.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of Missouri located in the County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court serving the City of St. Louis,

Missouri, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(i)                        WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(j)                        Other Waivers.  The waiver by an aggrieved party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party or any of the aggrieved party’s rights hereunder with respect to other breaches by the other party.

(k)                     Notices.  Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Acquiror, addressed to the principal headquarters of Acquiror, attention: Chief Executive Officer; and if to the Restricted Person, to the address for the Restricted Person as most currently reflected in the corporate records or to such other address as the Restricted Person has most recently provided to Acquiror.

(l)                        Construction.  This Agreement shall be deemed drafted equally by the Parties.  Any presumption or principle that the language of this Agreement is to be construed against any Party shall not apply.  Furthermore, in this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) “including” means “including, but not limited to”; (iv) all references to sections are to sections of this Agreement unless otherwise specified; (v) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (vi) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (vii) any reference to a document or set of documents in this Agreement, and the rights and obligations of the Parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(m)                 Acknowledgments.  The Restricted Person is executing this Agreement voluntarily and without any duress or undue influence by Acquiror or anyone else.  The Restricted Person has carefully read this Agreement and has asked any questions needed for the Restricted Person to understand the terms, consequences and binding effect of this Agreement and fully understands them.  The Restricted Person has had the opportunity to seek the advice of an attorney of the Restricted Person’s choice before signing this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

MIDLAND STATES BANCORP, INC.

By:	/s/ Leon J. Holschbach		/s/ Andrew S. Love, Jr.
	Name:	Leon J. Holschbach	ANDREW S. LOVE, JR.
	Title:	Presdient & CEO

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